Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Mobilicom Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value	(1)	Other	500,000,000	$0.0154	$7,700,000.00	0.0001531	$1,178.87

Total Offering Amounts:							$7,700,000.00		1,178.87
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,178.87

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Offering Note(s)

(1)	These shares may be represented by American Depositary Shares (“ADSs”), evidenced by American Depositary Receipts, issuable upon deposit of the ordinary shares registered hereby, no par value (“Ordinary Shares”), of Mobilicom Limited (the “Company”) and are registered on a separate registration statement on Form F-6 (File No. 333- 265156). Each ADS represents two hundred, seventy-five (275) Ordinary Shares.

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to the terms of the Amended and Restated Mobilicom Limited Employee Share Option Plan (the “Plan”).

Represents Ordinary Shares issuable upon vesting or exercise of awards granted under the Plan as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on the average of the high and low prices for the Company’s ADSs as quoted on the Nasdaq Capital Market on August 15, 2025, adjusted for ADS to Ordinary Share ratio.